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                                                                 EXHIBIT(c)(3) A


                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             VALLEY NATIONAL BANCORP

         The Board of Directors of Valley National Bancorp pursuant to the provisions of Section 14A:95-5(2) has adopted this Restated Certificate of Incorporation to restate and integrate in a single certificate the provisions of its certificate of incorporation as heretofore amended. Valley National Bancorp does hereby certify as follows:

                                    ARTICLE I
                                 CORPORATE NAME

         The name of the Corporation is Valley National Bancorp (hereinafter the "Corporation").

                                   ARTICLE II
                            CURRENT REGISTERED OFFICE
                          AND CURRENT REGISTERED AGENT

         The address of the Corporation's current registered office is 1455 Valley Road, Wayne, New Jersey. The name of the current registered agent at that address is Gerald H. Lipkin.

                                   ARTICLE III
                               NUMBER OF DIRECTORS

         The number of directors shall be governed by the by-laws of the Corporation.

                                   ARTICLE IV
                                CORPORATE PURPOSE

         The purpose for which the Corporation is organized is to engage in any activities for which corporations may be organized under the New Jersey Business Corporation Act, subject to any restrictions which may be imposed from time to time by the laws of the United States or the State of New Jersey with regard to the activities of a bank holding company.

                                    ARTICLE V
                                  CAPITAL STOCK

         The Corporation is authorized to issue 75,000,000 shares of common stock without nominal or par value.


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                                   ARTICLE VI
                                 INDEMNIFICATION

         The Corporation shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorney's fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any persons enumerated above against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provision of this Article.

                                   ARTICLE VII
                             LIMITATION OF LIABILITY

         A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

         Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.


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         IN WITNESS WHEREOF, Gerald H. Lipkin, Chairman, President and Chief
Executive Officer of the Valley National Bancorp, has executed this Restated Certificate of Incorporation on behalf of Valley National Bancorp on this 12th day of February, 1997.



                                                     /s/Gerald H. Lipkin
                                                     ---------------------------
                                                     Gerald H. Lipkin, Chairman